Exhibit 10.80

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE BLUEPRINT MEDICINES CORPORATION

2020 INDUCEMENT PLAN

Name of Optionee:	%%FIRST_NAME%-% %%LAST_NAME%-%

No. of Option Shares:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Option Exercise Price per Share:	%%OPTION_PRICE%-%

Vesting Start Date:	%%VEST_BASE_DATE%-%

Grant Date:	%%OPTION_DATE%-%

Expiration Date:	%%EXPIRE_DATE_PERIOD1%-%

Pursuant to the Blueprint Medicines Corporation 2020 Inducement Plan as amended through the date hereof (the “Plan”), Blueprint Medicines Corporation (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share, of the Company (the “Stock”) specified above at the Option Exercise Price per Share specified above, subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement, including the Privacy Notice attached hereto as Exhibit A (the “Agreement”) and in the Plan. For the avoidance of doubt, this Stock Option is not issued under the Company’s 2015 Stock Option and Incentive Plan, as amended from time to time, and does not reduce the share reserve under such equity plan. This Stock Option has been granted as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of The Nasdaq Stock Market LLC. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.  Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable as follows:

For so long as Optionee remains in a continuous Service Relationship with the Company or any Service Recipient (as such terms are defined in Section 3 below) through the relevant date, twenty-five percent (25%) of the Option Shares shall vest on the one-year anniversary of the Vesting Start Date, and the remaining seventy-five percent (75%) of the Option Shares shall vest in thirty-six (36) equal monthly installments following the one-year anniversary of the Vesting Start Date; provided that one hundred percent (100%) of the Option Shares shall become fully vested immediately upon the termination of the Optionee's Service Relationship due to the Optionee’s death or disability.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.Manner of Exercise.

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) [Reserved].

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3. Termination of Service Relationship. If the Optionee’s employment or service relationship as a consultant or director, as applicable (the “Service Relationship”) with the Company or, if different, the Subsidiary with which the Optionee has a Service Relationship (the “Service Recipient”) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on the date of termination by reason of death, whether already vested on the date of Optionee's death or vested as a result of the Optionee's death in accordance with Section 1 of this Agreement, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b) Termination Due to Disability. If the Optionee’s Service Relationship terminates by reason of the Optionee’s disability, any portion of this Stock Option outstanding on the date of termination by reason of disability, whether already vested on the date of such termination or vested as a result of such termination in accordance with Section 1 of this Agreement, may thereafter be exercised by the Optionee for a period of 12 months from the date of such termination or until the Expiration Date, if earlier.

(c) Termination for Cause. If the Optionee’s Service Relationship terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company or a Subsidiary and the Optionee, a determination by the Company that the Optionee’s Service Relationship terminates as a result of (i) the Optionee’s dishonest statements or acts with respect to the Company or any Subsidiaries, or any of its or their current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Optionee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Optionee’s failure to perform assigned duties and responsibilities to the reasonable satisfaction of the applicable Service Recipient which failure continues, in the reasonable judgment of the applicable Service Recipient, after written notice given to the Optionee by the applicable Service Recipient; (iv) the Optionee’s breach of fiduciary duty, gross negligence, willful misconduct or insubordination with respect to the Company or any Subsidiary; or (v) the Optionee’s material violation of any provision of any agreement(s) between the Optionee and the Company or any Subsidiary relating to noncompetition, nondisclosure and/or assignment of inventions.

(d) Other Termination. If the Optionee’s Service Relationship terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Company’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and the Optionee’s representatives or legatees.

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, which is incorporated herein by reference, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

7. No Obligation to Continue Service Relationship. Neither the Company nor the Service Recipient, as applicable, is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or the Service Recipient, as applicable, to terminate the Service Relationship of the Optionee at any time.

8. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9. Personal Data. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company may collect and process the Optionee’s personal data, including sharing it with its Subsidiaries and certain agents thereof (together, the “Relevant Companies”) in connection with administering the Plan and performing its obligations under this Agreement (the “Relevant Information”). The Company may also transfer the

Optionee’s personal data to countries with privacy laws that may be less protective than those of the Optionee’s country.  The attached Exhibit A -- Privacy Notice, incorporated by reference into this Agreement as if fully set forth herein, further describes how the Optionee’s personal data will be processed and the Optionee’s rights with respect to personal data processed for the purposes of administering the Plan and this Agreement.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Stock Option or future awards that may be granted under the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12. Governing Law and Venue. This Stock Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, applied without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Massachusetts, agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, where this grant is made and/or to be performed.

13. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14. Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other optionee.

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kathryn D. Haviland
Name:	Kathryn D. Haviland
Title:	President and Chief Executive Officer

Dated:
Optionee’s Signature

Optionee’s name and address:
%%FIRST_NAME%-% %%LAST_NAME%-%
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-%
%%COUNTRY%-%
%%ZIPCODE%-%

EXHIBIT A

PRIVACY NOTICE

If you, the individual named as the Optionee in the Agreement to which this Exhibit A -- Privacy Notice is attached, choose to participate in the Plan, the Company will collect, use, disclose, and retain certain personal data about you. This Privacy Notice describes how your personal data will be used and to whom it will be disclosed. It also describes your rights with respect to your personal data.

Your personal data is information that identifies you or could reasonably be used to identify you. Your personal data will be processed by the Company (the Data Controller) and Relevant Companies as necessary for the performance of this Agreement and to administer the Plan.

Collection and Use of Personal Data

Personal data collected includes Social Security or other identification number, email address and telephone number, home address, date of birth, salary, nationality, and job title.

Additionally, information about your shares of Stock or directorships held in the Company, details of all Restricted Stock Units, Stock Options or any other entitlement to or eligibility for shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, and other information for which collection and processing is necessary for the purpose of implementing and administering the Plan and/or general performance of this Agreement.

Sharing of Personal Data

Your personal data will be shared with one or more of the Company’s Subsidiaries, affiliates and certain third-party service providers (“Relevant Companies”) in connection with administering the Plan and performing its obligations under the Agreement.

When sharing your personal data with a third-party service provider, we do so for purposes of administering the Plan and we enter into a contract with the service provider that describes the purposes for sharing your personal data and requires the third-party recipient to protect the confidentiality of and secure the personal data shared, and prohibits use or disclosure of the personal data for any purpose except performing the services under the contract, or as necessary to comply with applicable law.

Transfers of Personal Data

Your personal data may be sent to the Company and Relevant Companies in the United States or any country where we have operations or in which we engage service providers, which may include locations outside of your country of residence and where data protection rules may be different from those of your country.  In certain circumstances, courts, law enforcement agencies, regulatory agencies or security authorities in those other countries may be entitled to access your personal data.

If you are located in the European Economic Area (“EEA”), United Kingdom or Switzerland, your personal data may be transferred to any of the Relevant Companies in non-EEA countries that are recognized by the European Commission as providing an adequate level of data protection. For transfers of your personal data to countries not considered adequate by the European Commission, the Company has implemented adequate measures to protect your personal data (for example, putting in place contractual arrangements approved by the European Commission, or Standard Contractual Clauses).

Security

The Company will use reasonable technical, administrative and physical safeguards to help protect your personal data from loss, misuse and unauthorized access or disclosure.

Retention of Information

Your personal data will be retained in accordance with the Company’s legitimate business needs and for purposes of compliance with legal, regulatory, audit and tax requirements for as long as allowed by applicable law. After this period, personal data will be deleted, unless the Company has a legal basis to retain it for a different purpose.

Privacy Rights

Depending on the laws applicable to your location (e.g., European Economic Area, Switzerland, United Kingdom, and various US state laws), you may have the right to request access to, modify, export, delete, etc. your personal data.  These rights are not absolute and only apply in certain circumstances. This means that the Company may be unable or not obligated to grant your request, for example, due to legal requirements to which the Company is subject.

In some cases, in order to grant a request to exercise your rights, the Company may need to collect additional information from you to verify your identity, such as a government-issued identification. The Company will not discriminate against you for exercising your rights, but you will be unable to participate in the Plan if the Company is not able to process your personal data.

In many countries (e.g., European Economic Area Member States, Switzerland, the United Kingdom, etc.) the country Data Protection Authority (DPA) is responsible for making sure that applicable data protection laws are followed.  For more information about your privacy rights, or if you wish to file a complaint, you may contact your local DPA.  A list of European Union supervisory authorities is available here: https://edpb.europa.eu/about-edpb/board/members_en; United Kingdom - Information Commissioner’s Office (ICO): https://ico.org.uk; Switzerland – Federal Data Protection and Information Commissioner:  Data Protection - Switzerland (admin.ch).

Contact Us

For questions about this Privacy Notice, to exercise applicable rights related to your personal data, or for more information about the Company’s privacy and data protection practices, please contact us at the appropriate locations:

EEA, Switzerland, or UK

EUPrivacy@blueprintmedicines.com

United States

Privacy@blueprintmedicines.com